                                                Exhibit 99.1

    macy's inc.

Contacts:

                                                                                                            Media - Jim Sluzewski

                                                                                                                           513/579-7764

                                                                                                            Investor - Susan Robinson

                                                                                                               513/579-7780

FOR IMMEDIATE RELEASE

MACY’S, INC. TO EXPAND “MY MACY’S” LOCALIZATION INITIATIVE, ADOPT NEW OPERATING STRUCTURE, REDUCE EXPENSES

Nationally expanded My Macy’s will focus resources on local customers to drive sales;
Unified nationwide operating structure will reduce duplication and increase efficiency

CINCINNATI, Ohio, February 2, 2009 – Macy’s, Inc. today announced a series of actions designed to position the company for increased sales, profitability and cash flow. These moves will prepare the company for accelerated growth once the economy recovers while reducing previously planned expenses by approximately $400 million per year beginning in 2010 (and $250 million in the partial year of 2009).

  “My Macy’s,” a customer-centric localization initiative piloted in 20 selected geographic markets since spring 2008, will be expanded across the U.S.  As a result, Macy’s will drive sales with a compelling national brand and with stores and merchandise assortments focused on local customer needs and preferences in each location. (See more detail in the “My Macy’s Expansion” section below.)

  As My Macy’s is rolled out nationally to new local markets, Macy’s, Inc. will be re-formed into a unified operating structure to support the Macy’s business. This is expected to reduce central office and administrative expense, eliminate duplication, sharpen execution, and help the company to partner more effectively with its suppliers and business partners. Bloomingdale’s will remain a separate brand and organization and is not affected. (See more detail in the “Creating a Unified Organization” section below.)

  Given current economic conditions and expectations for lower sales in 2009, the company is taking other actions to increase profitability and cash flow. Macy’s, Inc. is adjusting its workforce in stores, distribution centers and various corporate functions, as well as reducing discretionary spending. Moreover, the Board of Directors has voted to reduce the Macy’s, Inc. quarterly dividend to 5 cents per share of common stock from the current 13.25 cents. And the company today commenced a tender offer to redeem $950 million in debt that is maturing later in 2009. (See more detail in the “Other Actions to Reduce Expenses and Conserve Cash” and “Paying Down Debt” sections below.)

  A new Macy’s, Inc. executive management team will lead the corporation going forward under the continued direction of Terry J. Lundgren, chairman, president and chief executive officer. (See more detail in the “Executive Management Team” section below.)

            (Editor’s Note: Macy’s, Inc. this afternoon also issued a separate news release providing details of a tender offer for debt maturing later in 2009. A conference call with analysts and investors will be conducted at 2:30 pm ET today. Details are provided at the end of this news release.)

“We have been very encouraged by early results from our My Macy’s district structure in capturing new sales opportunities in pilot markets over the past year,” Lundgren said. “In fact, of the company’s top 15 best-performing geographic markets in December, 13 were My Macy’s pilot districts. We are moving quickly and decisively to expand this model to all of our markets so we can pursue sales-driving opportunities as we position ourselves to capture share in every local market.

“In addition, and especially in the current challenging economy, we must operate in a responsible manner that allows us to maximize the value we offer to our customers and enhance our profitability. That includes reducing expenses and conserving cash so we can remain financially healthy. In the short- and long-term, the actions being announced today will make us a more lean and efficient company and a stronger competitor,” Lundgren said. “With our new structure, Macy’s now will have one unified buying organization, one unified merchandise planning organization, one unified stores organization, one unified marketing organization and one unified organization for each corporate function such as finance, logistics, information technology and human resources – instead of four of each operating divisionally. By reducing duplication, we will be able to react faster to market trends, simplify our relationship with vendors and ensure that our expense dollars are devoted to activities that will drive the business most effectively.”

A net companywide total of approximately 7,000 positions are being eliminated from the company’s workforce in offices, stores and other facilities. This total includes approximately 1,200 positions being added to new My Macy’s districts and regions.

The net reduction of 7,000 positions represents about 4 percent of the company’s total current workforce of about 180,000 positions. (Note that the reduction is a much higher percentage in central office functions being centralized, where nearly 40 percent of executive positions are being eliminated.) In some cases, the reduction involves positions that currently are unfilled. Employees whose positions are eliminated will have the opportunity to express interest in other available positions. Employees who are laid off in this process will be provided severance benefits and outplacement assistance.

“Reducing our workforce is an unfortunate outcome of the current economic environment, and I am frustrated that so many of our people will be unable to move forward with us as we proceed into a very exciting future for Macy’s and Bloomingdale’s,” Lundgren said. “Be assured we will be sensitive to all affected employees, work diligently to find other positions for as many of them as possible, and treat everyone with respect and honesty.”

My Macy’s Expansion

            In order to concentrate more management talent in local markets and reduce “span of control,” all Macy’s stores nationwide will be grouped into 69 geographic districts that will average 10-12 stores each, effective in the second quarter. Of those, 49 will be newly created districts. The other 20 districts (in the Midwest, Upper Midwest and Pacific Northwest) were created as pilots in spring 2008 and will remain in place.

            The nationwide district structure will position Macy’s to develop and implement more effective strategies for identifying and serving specific consumer needs location by location. This is consistent with ongoing development of customer-centric business initiatives to leverage knowledge of customer segments to drive same-store sales, profitability and customer loyalty. Macy’s is working in partnership with consumer insight firm dunnhumbyUSA on these initiatives under an exclusive arrangement announced in 2008.

            In each of the 49 new districts, an average of about 23 new positions – primarily in district merchandising and planning – will be created at the local city level to help central planning and buying executives to understand and act on the needs of local customers. In addition, district-based executives, including a district vice president, district merchants, district planners and individual store managers, will be empowered to make more and better decisions for their local customers.

The 69 Macy’s districts will be grouped into eight regions that will be based in the Chicago, Houston, Miami, Los Angeles, New York, Pittsburgh, San Francisco and Washington, D.C. areas. Each region will include an organization of 35 to 40 executives to oversee merchandising, planning and various support operations. Special events and marketing public relations staffs also will be located regionally around the country.

            In all, a total of approximately 1,200 new district and regional positions will be created in 2009 as the My Macy’s model is rolled out to the 49 new districts nationwide.

Creating a Unified Organization

As My Macy’s is adopted nationally to enhance focus on local markets, Macy’s will become one unified national operation that will streamline decision-making, strengthen and simplify relations with vendor partners, and eliminate duplication in functions such as planning and buying, marketing and stores supervision. The new organization will be in place beginning in the second quarter of 2009.

Effective immediately, the company will begin the process of eliminating its Macy’s division structure and integrating all functions into a single organization. Macy’s central buying, merchandise planning, stores senior management and marketing functions will be located primarily in New York. Corporate-related business functions such as finance, human resources, law, property development and purchasing – including those now performed at the division level – will be located primarily in Cincinnati. While the size and nature of some functions based in New York and Cincinnati will be adjusted to align with current business needs while others are centralized for efficiency, Macy’s, Inc. net workforce in these two cities is expected to increase nominally to support the nationwide Macy’s business.

The elimination of existing divisional central office organizations will primarily affect approximately 1,400 positions at the Macy’s West headquarters offices in San Francisco, approximately 850 positions at the Macy’s Central headquarters offices in Atlanta, and approximately 600 positions at the Macy’s Florida headquarters offices in Miami. A number of executives currently in the Macy’s West, Macy’s Central and Macy’s Florida central organizations will be reassigned to new region and district roles, or considered for a number of new positions in New York and Cincinnati. While New York-based Macy’s East will no longer exist as a division going forward, many members of the current division merchandising, planning, stores management and marketing staffs will be part of the new unified organization.

The New York-based Macy’s Home Store and Macy’s Corporate Marketing divisions will no longer exist as separate entities. Existing Home Store functions will be integrated into the Macy’s national merchandising, merchandise planning, stores and marketing organizations. Macy’s Corporate Marketing will be integrated into the new unified marketing organization. The New York-based Macy’s Merchandising Group will be refocused solely on the design, development and marketing of Macy’s highly successful family of private brands.

Other than the previously announced closure of 11 Macy’s stores, all current Macy’s and Bloomingdale’s store locations will remain in place, as will macys.com and bloomingdales.com.

Other Actions to Reduce Expenses and Conserve Cash

            The company has begun a process of reducing approximately 5,100 positions nationwide from its stores, distribution centers and offices so the size of the company’s organization is aligned with current consumer demand and expectations for lower sales in 2009. (These 5,100 positions are included in the total net reduction of 7,000 positions.) The reduction in store staffs averages five to six positions per location and is designed to minimize any impact on customer service.

Merit salary increases for executives considered in spring 2009 for performance in 2008 are being eliminated across the company. The company also will reduce the level of its match to employee 401(k) plan contributions in 2009. In addition, management will be recommending to the Board of Directors a reduction in perquisites for executives, including merchandise discounts, company cars, company-paid life insurance and financial counseling.

The Board of Directors has voted to reduce the Macy’s, Inc. quarterly dividend to 5 cents (20 cents annualized) per share of common stock from the current 13.25 cents (53 cents annualized). The new quarterly dividend will be payable April 1, 2009, to shareholders of record at the close of business of March 13, 2009. The reduction in dividend is expected to conserve $138 million in cash in fiscal 2009.

Debt Reduction

Macy’s Retail Holdings, Inc., a wholly owned subsidiary of Macy’s, Inc., today commenced a cash tender offer to purchase any and all of its outstanding $950 million in debt that is maturing later in 2009 – $350 million in 6.30% Senior Notes due April 1, 2009, and $600 million in 4.80% Senior Notes due July 15, 2009. The company will use cash on hand to repurchase and retire the notes through a tender offer process. The tender offer and debt reduction are intended to eliminate any uncertainty about the company’s ability to handle near-term debt maturities. Also, by retiring these notes early, the company is expected to reduce interest expense in 2009. The amount of interest expense reduction will depend on the amount of notes tendered and repurchased. (See separate news release issued today for details of the tender offer.)

Executive Management Team

            Going forward, Macy’s, Inc. will be led by a corporate executive management team headed by Terry Lundgren, who will continue to be chairman, president and CEO of the corporation and remain based in New York. Lundgren’s leadership team will include (see bios below for each):

▪         Timothy M. Adams, currently chairman and CEO of Macy’s Home Store, who becomes Chief Private Brand Officer. He will be responsible for the organization that concepts, designs, sources and markets the company’s portfolio of highly successful private brands;

▪         Thomas L. Cole, currently vice chair of Macy’s, Inc., who becomes Chief Administrative Officer. He will be responsible for operations functions and non-financial corporate functions, including credit, logistics, systems, property development, non-merchandise purchasing, human resources, corporate communications and employee relations. In addition, Cole will have administrative responsibility for law and internal audit functions that will report directly to Lundgren;

▪         Mark S. Cosby, currently president and COO of Macy’s East, who becomes President-Stores. He will primarily be responsible for all Macy’s store operations and support functions;

▪         Jeffrey Gennette, currently chairman and CEO of Macy’s West, who becomes Chief Merchandising Officer. He will be responsible for all buying and merchandising functions for Macy’s nationwide, as well as for relations with market vendor partners;

▪         Julie Greiner, currently chairman and CEO of Macy’s Florida, who becomes Chief Merchandise Planning Officer. She will be responsible for centralized merchandise planning and assortment allocations by store, as well as the district/region merchandise planning structure and function;

▪         Karen M. Hoguet, currently EVP and chief financial officer, who remains Chief Financial Officer. She will be responsible for all financial-related activities of the corporation;

▪         Ronald Klein, currently chairman and CEO of Macy’s East, who becomes Chief Stores Officer. He will be responsible for the nationwide portfolio of Macy’s stores, including the My Macy’s region and district organizations;

▪         Peter Sachse, currently president of Macy’s Corporate Marketing, remains the company’s Chief Marketing Officer, as well as chairman and CEO of macys.com.

Michael Gould remains chairman and CEO of Bloomingdale’s.

“I constantly hear from our vendor community that Macy’s, Inc. has the most talented team of executives in our industry. I feel very fortunate to have such a dedicated team of strong executives to lead us into the future,” Lundgren said. “Moreover, through the transition process, we will benefit from the committed involvement of three corporate vice chairs who will ensure continuity through the transition to our new organizational structure. They will stay on until their planned retirements,” Lundgren said.

▪         Vice Chair Thomas G. Cody, 67, will continue to have responsibility for working with and advising the CEO on issues relating to the Board of Directors and corporate governance. Cody, who will continue to coordinate Cincinnati-related activities, also will direct the company’s non-marketing-based philanthropic activities and will remain president of the Macy’s Foundation until his retirement early in 2010.

▪         Vice Chair Janet E. Grove, 58, also currently chairman and CEO of Macy’s Merchandising Group, will facilitate the transition of merchandising, planning and private brand development functions until her retirement in mid-2011. In addition, Grove will assume responsibility for the company’s International Retail Store Development initiatives during this period.

▪         Vice Chair Susan D. Kronick, 57, who currently oversees Bloomingdale’s and Macy’s retail divisions, will co-lead the My Macy’s integration (along with Cole). Kronick also will play an integral role in advising on talent selection and development of the new My Macy’s organizational structure as it is expanded across the country and will facilitate the transition of stores, merchandising and planning functions until her retirement early in 2010. Kronick  also will continue to oversee Bloomingdale’s throughout 2009.

Financial Aspects

The savings from the actions announced today, net of the amount invested in localization initiatives, are expected to reduce previously planned Macy’s, Inc. SG&A expense by approximately $400 million per year, beginning in 2010. The partial-year reduction in SG&A for 2009 is estimated at approximately $250 million.

Pre-tax costs associated with today’s announcements will be approximately $400 million in cash, most of which are expected to be taken in fiscal 2009. This will include severance and outplacement assistance for displaced employees, as well as relocation assistance.

2009 Guidance

            While uncertainty in the economy continues to make predictions of future performance difficult, Macy’s, Inc. is assuming a very challenging environment through the remainder of fiscal 2009. In spite of the fact that the economic stimulus package currently being considered by Congress may improve the trend in consumer spending, we are planning conservatively to ensure our inventory, expenses and capital expenditures are appropriate. As such, the company currently is assuming that same-store sales in 2009 will be down between 6 percent and 8 percent.

            Including this sales assumption and impact of today’s announcements, Macy’s, Inc. is assuming earnings per share on a diluted basis of 40 cents to 55 cents, excluding restructuring-related costs, for fiscal 2009. Should the economic environment improve, we would expect our sales and earnings to exceed this level.

            The company has further reduced its 2009 capital expenditures budget to approximately $450 million. This is $100 million to $150 million less than the $550 million to $600 million previously announced, and down from an original 2009 budget of approximately $1 billion.

Executive Management Bios

Terry J. Lundgren, 56, assumed the title of chairman, president and CEO of Macy's, Inc. in January 2004. Prior to this, he served as president and chief operating officer, a title he assumed in March 2003 after having served as president and chief merchandising officer since May 1997. Lundgren began his retailing career in 1975 as a trainee with Bullock's in Los Angeles (then a division of Federated Department Stores, Inc.) and served in positions of increasing responsibility, including director or stores and SVP/general merchandising manager. In 1987, he was named president and CEO of Bullocks Wilshire, then an upscale chain of specialty department stores. Lundgren left the company in 1988 to join Neiman Marcus, where he initially served as executive vice president and shortly thereafter was named chairman and CEO. He returned to Federated in April 1994 as chairman and CEO of the Federated Merchandising Group (now known as Macy's Merchandising Group). Lundgren lives in New York City.

Tim Adams, 54, joined Macy’s Home Store as chairman and CEO in July 2005 after serving as chairman of the Macy's Florida division since April 2001. For the previous five years, he was president of The Bon Marché in Seattle. Adams began his retail career at Macy's in Atlanta in 1976. In 1989, he joined Macy’s West in San Francisco as a merchandise administrator and rose to become EVP/general merchandise manager in 1994. Adams lives in New York City.

Tom Cole, 60, was elected Macy's, Inc. vice chair in 2003. He has been responsible for the store design and construction and corporate real estate functions, as well as the Macy's Logistics and Operations (MLO), Macy's Systems and Technology (MST) and Macy's Credit and Customer Services (MCCS) divisions. Previously, Cole was president of Federated Merchandising Group for six years and served as senior vice president for financial services at the Lazarus division. He began his career at Federated in 1972. Cole lives in the greater New York City area.

Mark Cosby, 49, has served as president and chief operating officer of Macy’s East since May 2007. He joined the company’s corporate office in July 2006 as senior vice president for property development. Previously, Cosby served as president of full-line stores for Sears Roebuck & Co., and earlier as chief operations officer of KFC and chief development officer of Yum Brands, the branded restaurants company spun off from Pepsico. He began his career as a financial analyst for General Foods Corporation. Cosby lives in the greater New York City area.

Jeff Gennette, 47, was named chairman and CEO of Macy’s West in February 2008 after serving as chairman of Macy's Northwest in Seattle since December 2005, and executive vice president and director of stores for Macy's Central in Atlanta since 2004. Previously, he was SVP/general merchandise manager at Macy's West since 2001. Gennette joined Macy's West in 1983 as an executive trainee and also has served with FAO Schwarz and Broadway stores. Gennette currently lives in San Francisco and will be relocating to New York.

Julie Greiner, 55, was named chairman and CEO of Macy’s Florida in July 2005. Previously, she served as senior executive vice president of the company's Bloomingdale's division and was its director of stores since April 1998. Greiner began her retailing career in 1975 at J. W. Robinson's in Los Angeles and rose through positions of increasing responsibility in the merchandising and stores organizations. She joined Bloomingdale’s in October 1993. Greiner currently lives in Miami and will be relocating to New York.

Karen Hoguet, 52, was elected EVP and chief financial officer of Macy's, Inc. in May 2005. Previously, Hoguet served as SVP and chief financial officer, a position she had held since 1997. Hoguet joined the company in 1982 from the Boston Consulting Group and served in a range of financial management capacities, including senior vice president for planning and treasurer of the corporation. Hoguet lives in Cincinnati.

Ron Klein, 59, was named chairman and CEO of Macy’s East in February 2004, after serving as chairman of Rich's/Lazarus/Goldsmith's in Atlanta. Previously, he served as vice chairman and director of stores for Macy's East, and chairman of Stern's in New Jersey. Klein began his retail career in 1974 as a buyer at Bloomingdale’s, and served in merchandising positions of increasing responsibility in several Federated divisions before moving to Macy’s East in 1998. Klein lives in New York City.

Peter Sachse, 50, has been president of Macy’s Corporate Marketing since May 2007 and chairman and CEO of macys.com since April 2006. He was the company's first chief marketing officer in June 2003. Prior to serving in these roles, Sachse was president and COO of The Bon Marché in Seattle. He began his retail career with Macy's in Kansas City and was division merchandise manager at Bullock's in Los Angeles. He was also EVP/general merchandise manager at Macy's East and was later promoted to vice chair/director of stores of Macy’s East. Sachse lives in the greater New York area.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2007 sales of $26.3 billion. The company operates more than 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of a Macy's, Inc.’s call with analysts and investors will be held beginning at 2:30 p.m. ET today (Monday, February 2). The webcast is accessible to the media and general public via the company's Web site at www.macysinc.com . Analysts and investors may call in on 1-888-271-8602, passcode 4183447. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 about two hours after the conclusion of the call.)